UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On March 1, 2010, the Registrant, Affinity Group, Inc, (“AGI”), a wholly owned subsidiary of Affinity Group Holding, Inc. (“AGHI”), entered into the second amended and restated credit agreement (the “AGI New Senior Credit Agreement”) to refinance its existing senior credit facility ($128.9 million aggregate principal amount outstanding as at December 31, 2009) which was scheduled to mature on March 31, 2010 and second lien notes totaling $9.7 million due July 31, 2010.  The AGI New Senior Credit Agreement provides for term loans aggregating $144.3 million, including an original issue discount of 2%, that are payable in quarterly installments of $360,750 beginning March 1, 2011.  In addition, there are mandatory prepayments of the term loans from excess cash flow (as defined) of AGI and from asset sales.  The term loans under the AGI New Senior Credit Agreement mature on the earlier of March 1, 2015 or 90 days prior to the maturity of either AGI’s 9% senior subordinated notes due 2012 (“AGI Notes”) ($137.8 million principal amount outstanding as at December 31, 2009) or AGHI’s 10-7/8% senior notes due 2012 (the “AGHI Notes”) ($113.6 million aggregate principal amount outstanding as at December 31, 2009).  Interest on the term loans under the AGI New Senior Credit Agreement floats at either 8.75% over the base rate (defined as the greater of the prime rate, federal funds rate plus 50 basis points or 5.25%) for borrowings whose interest is based on the prime rate or 10.0% over the LIBOR rate (defined as the greater of the 3 months LIBOR rate or 3.0%) for borrowings whose interest is based on LIBOR.  The AGI New Senior Credit Agreement contains affirmative covenants, including financial covenants, and negative covenants, including a restriction on dividends or distributions by AGI to AGHI.  Borrowings under the AGI New Senior Credit Agreement are guaranteed by the direct and indirect subsidiaries of AGI and are secured by liens on the assets of AGI and its direct and indirect subsidiaries.  As a condition to the term loans under the AGI New Senior Credit Agreement, AGHI acquired the $25.4 million of AGHI Notes due on March 15, 2010 that were held by an affiliate of AGHI and cancelled those notes.

In addition, on March 1, 2010, AGI’s wholly-owned subsidiary, Camping World, Inc. an indirect subsidiary, CWI, Inc. (collectively, “Camping World”), as co-borrowers, and Camping World’s subsidiaries entered into a credit agreement (the “CW Credit Facility”) providing for an asset based lending facility of up to $22 million, of which $10 million is available for letters of credit and $12 million is available for revolving loans.  The CW Credit Facility matures on the earlier of March 1, 2013, 60 days prior to the date of maturity of the AGI New Senior Credit Agreement, or 120 days prior to the earlier date of maturity of the AGI Notes and the AGH Notes.  Interest under the revolving loans under the CW Credit Facility floats at either 3.25% over the base rate (defined as the greater of the prime rate, federal funds rate plus 50 basis points or 1 month LIBOR) for borrowings whose interest is based on the prime rate or 3.25% over the LIBOR rate (defined as the greater of LIBOR rate applicable to the period of the respective LIBOR borrowings or 1.0%) for borrowings whose interest is based on LIBOR.   Borrowings under the CW Credit Facility are based on the borrowing base of eligible inventory and accounts receivable of Camping World and its subsidiaries.  The CW Credit Facility contains affirmative covenants, including financial covenants, and negative covenants.  Borrowings under the Camping World Credit Agreement are guaranteed by the direct and indirect subsidiaries of Camping World and are secured by a pledge on the stock of Camping World and its direct and indirect subsidiaries and liens on the assets of Camping World and its direct and indirect subsidiaries.  The lenders under the AGI New Senior Credit Agreement and the CW Credit Facility have entered into an intercreditor agreement that governs their rights in the collateral that is pledged to secure their respective loans.

Section 9 — Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:

10.36

Second Amended and Restated Credit Agreement dated as of March 1, 2010 among Affinity Group, Inc., the Guarantors party hereto, the Lenders party hereto and Wilmington Trust FSB, as Administrative Agent.

10.37

Credit Agreement dated as of March 1, 2010, among Camping World, Inc. and CWI, Inc., as Borrowers, the certain Subsidiaries of Borrowers party hereto as Guarantors, the financial institutions party hereto as the Lenders, SunTrust Bank, as the Issuing Bank, and SunTrust Bank, as the Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: March 3, 2010	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer